Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS; UPDATES 2017 OUTLOOK

Q2 Revenue Increase of 33% Year-over-Year; Revenue Up 38% Year-to-Date

MINNEAPOLIS, MN, August 7, 2017 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today reported financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Summary

•	Revenue increased 33% year-over-year, to $26.3 million, compared to $19.7 million in second quarter 2016.
•	Operating income of $0.7 million compared to operating income of $1.8 million in second quarter 2016.
•	Tax benefit of $3.0 million compared to tax expense of $0.8 million in second quarter 2016.
•	Net income of $3.8 million compared to net income of $1.0 million in second quarter 2016.
•	Adjusted EBITDA of $2.3 million compared to $2.1 million in second quarter 2016.
•

On May 17, 2017 the Company announced the launch of the first and only pneumatic compression device for at-home head and neck lymphedema treatment in the U.S. The Flexitouch system is now available to treat lymphedema of the head and neck, a common consequence of head and neck cancers and related treatment.

•

On June 1, 2017, the Company announced that it received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for the Flexitouch Plus, the third-generation version of its Flexitouch system.

“We had outstanding revenue growth in the second quarter and first half of 2017, driven by the combination of strong operational execution and exceptional performance in sales of our Flexitouch system,” said Gerald R. Mattys, Chief Executive Officer. “Our growth of 38% over the first half of 2017 was a result of the significant investments we have made in recent years to grow our salesforce and reimbursement teams, as well as our strategic focus on enhanced account targeting, expanded commercial payer coverage, and efforts to broaden awareness of lymphedema and chronic venous insufficiency and their treatment options.”

Mr. Mattys continued: “In the second quarter we also demonstrated our commitment to maintaining market leadership in the development of unique at-home therapies for lymphedema by launching our Flexitouch system for the treatment of head and neck lymphedema and by obtaining FDA 510(k) clearance for our next-generation Flexitouch system, the Flexitouch Plus. We remain confident in our outlook for 2017, as evidenced by our updated revenue guidance, and are reaffirming our full year expectations of generating both GAAP net income profitability and high single-digit adjusted EBITDA margins in 2017.”

Second Quarter 2017 Financial Results

Revenue for the second quarter of 2017 increased $6.5 million, or 33%, to $26.3 million, compared to $19.7 million for the quarter ended June 30, 2016. The increase in revenue was attributable to an increase of $7.3 million, or 43%, in sales of the Flexitouch system, which was partially offset by a decrease of approximately $0.8 million, or 28%, in sales of the Entre and Actitouch systems. The increase in Flexitouch system sales was largely driven by expansion of the Company’s sales force, increased physician and patient awareness of the treatment options for lymphedema, and increased contractual coverage with national and regional insurance payers.

Gross profit for the second quarter of 2017 increased $4.8 million, or 33%, to $19.2 million, compared to $14.4 million for the second quarter of 2016. Gross margin was 73.2% of sales in the second quarter of 2017, compared to 73.0% of sales in the second quarter of 2016.

Operating expenses for the second quarter of 2017 increased $5.9 million, or 47%, to $18.5 million, compared to $12.6 million for the second quarter of 2016. The increase in operating expenses in the second quarter was primarily driven by an increase of $3.0 million, or 40% year-over-year, in sales and marketing expenses due to continued investment in field sales team expansion and an increase of $2.4 million, or 61% year-over-year, in reimbursement, general and administrative expenses primarily associated with increased personnel costs, incremental stock-based compensation expense, and public company costs that were not included in operating expenses in the second quarter of 2016.

Operating income for the second quarter of 2017 decreased approximately $1.1 million, or 59%, to $0.7 million, compared to $1.8 million for the second quarter of 2016.

Income tax benefit for the second quarter of 2017 was $3.0 million, compared to income tax expense of $0.8 million for the second quarter of 2016. The income tax benefit in the current period quarter resulted from significant tax benefits driven by tax-deductible expense associated with equity-based compensation activity during the quarter.

Net income for the second quarter of 2017 increased $2.8 million, or 283%, to $3.8 million, compared to $1.0 million for the second quarter of 2016. Net income attributable to common stockholders in the second quarter of 2017 was $3.8 million, or $0.20 per diluted share, compared to $0.2 million, or $0.04 per diluted share, in the second quarter of 2016. Net income attributable to common stockholders in the second quarter of 2016 reflected the accrual of convertible preferred stock dividends of $0.5 million and a $0.3 million allocation of undistributed earnings to preferred stockholders, neither of which impacted the second quarter of 2017. Weighted average shares used to compute diluted net income per share were 18.8 million and 4.8 million for the second quarters of 2017 and 2016, respectively.

Adjusted EBITDA increased approximately $0.2 million, or 9%, to $2.3 million, compared to $2.1 million for the second quarter of 2016.

Six-Months 2017 Financial Results:

Revenue for the six months ended June 30, 2017 increased $12.7 million, or 38%, to $46.1 million, compared to $33.4 million for the six months ended June 30, 2016. The increase in revenue was driven by an increase of approximately $13.1 million, or 46%, year-over-year, in sales of the Flexitouch system, which was partially offset by a decrease of approximately $0.5 million, or 9%, year-over-year, in sales of the Entre and Actitouch systems, compared to the six months ended June 30, 2016.

Net income for the six months ended June 30, 2017 increased $2.3 million, to $2.3 million, compared to net income of approximately $8,000 for the six months ended June 30, 2016. Net income attributable to common stockholders for the six months ended June 30, 2017 was $2.3 million, or $0.12 per diluted share, compared to a net loss attributable to common stockholders of $1.0 million, or $(0.30) per diluted share, in the six months ended June 30, 2016. Net loss attributable to common stockholders for the six months ended June 30, 2016 included the accrual of convertible preferred stock dividends of $1.0 million, which did not occur in the six months ended June 30, 2017. Weighted average shares used to compute diluted net income (loss) per share were 18.7 million and 3.3 million for the six months ended June 30, 2017 and 2016, respectively.

Cash Position

At June 30, 2017, cash, cash equivalents and marketable securities were $39.1 million, compared to $41.7 million at December 31, 2016. The Company had no debt outstanding at June 30, 2017.

Updated 2017 Financial Outlook

For 2017, the Company now expects revenue in the range of $105 million to $107 million, representing growth of 24% to 27% year-over-year, compared to revenue of $84.5 million in 2016. This compares to the Company’s prior revenue guidance range of $103 million to $105 million.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 7, 2017 to discuss the results of the quarter and host a question and answer session. Those who would like to participate may dial 877-201-0168 (647-788-4901 for international callers) and provide access code 47073516. A live webcast of the call will also be provided on the investor relations section of the Company’s website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 800-585-8367 (416-621-4642 for international callers); access code 47073516. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat lymphedema and chronic venous insufficiency. Our mission is to help people suffering from chronic diseases live better and care for themselves at home. Our unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates, and clinical staff. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

 Tactile Systems Technology, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(In thousands, except share and per share data)	2017	2016
Assets
Current assets
Cash and cash equivalents	$18,096	$30,701
Marketable securities	21,002	10,994
Accounts receivable, net	12,910	15,003
Inventories	9,631	6,554
Income taxes receivable	4,440	—
Prepaid expenses	708	981
Total current assets	66,787	64,233
Property and equipment, net	2,854	1,563
Other assets
Patent costs, net	2,292	2,394
Medicare accounts receivable, long-term	2,961	2,823
Deferred income taxes	2,798	2,785
Other non-current assets	201	137
Total other assets	8,252	8,139
Total assets	$77,893	$73,935

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,567	$5,018
Accrued payroll and related taxes	3,118	6,692
Accrued expenses	1,371	1,193
Future product royalties	34	67
Income taxes payable	—	823
Total current liabilities	11,090	13,793
Long-term liabilities
Accrued warranty reserve, long-term	610	503
Total liabilities	11,700	14,296
Stockholders’ equity
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 17,567,458 shares issued and 17,541,371 shares outstanding as of June 30, 2017; 16,833,737 shares issued and outstanding as of December 31, 2016	18	17
Additional paid-in capital	67,178	62,406
Accumulated deficit	(490)	(2,773)
Accumulated other comprehensive loss	(20)	(11)
Less: treasury stock, at cost — 26,087 shares as of June 30, 2017	(493)	—
Total stockholders’ equity	66,193	59,639
Total liabilities and stockholders’ equity	$77,893	$73,935

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2017	2016	2017	2016
Revenues, net	$26,264	$19,729	$46,114	$33,429
Cost of goods sold	7,034	5,324	12,658	9,135
Gross profit	19,230	14,405	33,456	24,294
Operating expenses
Sales and marketing	10,645	7,598	20,811	14,879
Research and development	1,465	1,049	2,583	2,029
Reimbursement, general and administrative	6,390	3,966	12,264	7,380
Total operating expenses	18,500	12,613	35,658	24,288
Income (loss) from operations	730	1,792	(2,202)	6
Other income	64	5	119	10
Income (loss) before income taxes	794	1,797	(2,083)	16
Income tax (benefit) expense	(2,993)	809	(4,366)	8
Net income	3,787	988	2,283	8
Convertible preferred stock dividends	—	509	—	1,023
Allocation of undistributed earnings to preferred stockholders	—	302	—	—
Net income (loss) attributable to common stockholders	$3,787	$177	$2,283	$(1,015)
Net income (loss) per common share attributable to common stockholders
Basic	$0.22	$0.05	$0.13	$(0.30)
Diluted	$0.20	$0.04	$0.12	$(0.30)
Weighted-average common shares used to compute net income (loss) per common share attributable to common stockholders
Basic	17,176,386	3,406,420	17,028,237	3,349,873
Diluted	18,814,565	4,846,327	18,713,421	3,349,873

Tactile Systems Technology, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(In thousands)	2017	2016
Cash flows from operating activities
Net income	$2,283	$8
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	664	437
Stock-based compensation expense	2,137	150
Change in allowance for doubtful accounts	(296)	300
Changes in assets and liabilities:
Accounts receivable	2,389	1,245
Inventories	(3,077)	(164)
Income taxes	(5,263)	(904)
Prepaid expenses and other assets	354	(180)
Medicare accounts receivable – long-term	(138)	252
Accounts payable	1,255	936
Accrued payroll and related taxes	(3,574)	(1,368)
Accrued expenses	284	455
Future product royalties	(33)	(496)
Net cash (used in) provided by operating activities	(3,015)	671
Cash flows from investing activities
Proceeds from sales of marketable securities	1,000	—
Purchases of marketable securities	(11,049)	—
Purchases of property and equipment	(1,516)	(312)
Patent costs	(23)	(6)
Other investments	(145)	—
Net cash used in investing activities	(11,733)	(318)
Cash flows from financing activities
Taxes paid for net share settlement of restricted stock units	(153)	—
Proceeds from exercise of common stock options and warrants	579	196
Proceeds from the issuance of common stock from the ESPP	2,210	—
Shares repurchased to cover taxes from restricted stock award vesting	(493)	—
Fees paid for IPO	—	(890)
Net cash provided by (used in) financing activities	2,143	(694)
Net change in cash and cash equivalents	(12,605)	(341)
Cash and cash equivalents – beginning of period	30,701	7,060
Cash and cash equivalents – end of period	$18,096	$6,719
Supplemental cash flow disclosure
Cash paid for taxes	$898	$964
Non-cash investing activities:
Acquisition of assets included in accounts payable	$294	$81

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of Adjusted EBITDA, which differs from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this release represents net income less interest income, net, and income tax expense, plus income tax benefit, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA is presented because the Company believes it is a useful indicator of its operating performance. Management uses the measure principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes this measure is useful to investors as supplemental information because it is frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA on a supplemental basis. The Company’s definition of this measure is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table contains a reconciliation of Adjusted EBITDA to Net Income.

Tactile Systems Technology, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA

(Unaudited)

($, thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net Income	$3,787	$988	$2,283	$8
Interest income, net	(64)	(5)	(119)	(10)
Income tax (benefit)/expense	(2,993)	809	(4,366)	8
Depreciation and amortization	366	226	664	437
Stock-based compensation	1,180	75	2,137	150
Adjusted EBITDA	$2,276	$2,093	$599	$593

Tactile Systems Technology, Inc.

Supplemental Financial Information

(Unaudited)

The following table summarizes revenues by product for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended June 30,		Increase / Decrease		Six Months Ended June 30,		Increase / Decrease
($,thousands)	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Flexitouch System	$24,208	16,892	$7,316	43.3%	$41,734	28,601	$13,133	45.9%
Actitouch & Entre Systems	2,056	2,837	(781)	(27.5%)	4,380	4,828	(448)	(9.3%)
Total Revenue:	$26,264	19,729	$6,535	33.1%	$46,114	33,429	$12,685	37.9%

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com